Exhibit 99

             Willis Group Reports Record First Quarter 2004 Results

     NEW YORK--(BUSINESS WIRE)--April 28, 2004--Willis Group Holdings Limited (NYSE: WSH)

     First Quarter 2004 Highlights:

     -- Track record continued with seventeenth consecutive quarter of record results
     -- Reported revenues grew 20% (with 9% organic growth); margin expansion continued
     -- Capital deployed - 4 million shares repurchased, subordinated debt redeemed
     --   Global presence strengthened in Denmark, Italy and China

     Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reports record results for the quarter ended March 31, 2004.
     Net income for the quarter ended March 31, 2004 was $148 million, or $0.87 per diluted share, compared with $117 million, or $0.69 per diluted share, a year ago. Excluding non-cash compensation for performance-based stock options and a subordinated debt redemption premium, adjusted net income increased 30 percent to $160 million for the quarter ended March 31, 2004 from $123 million in the same period last year, while adjusted net income per diluted share rose 29 percent to $0.94 for the first quarter of 2004 from $0.73 a year ago. Foreign currency translation increased first quarter 2004 reported earnings by approximately $0.03 per share.
     Total reported revenues for the quarter ended March 31, 2004 increased 20 percent to $665 million, from $555 million for the same period last year. Organic revenue growth was 9 percent, which excluded the effects of foreign currency translation (8 percent) and net acquisitions (3 percent). Rates continued to moderate during the quarter, with declines in some property lines and modest increases in casualty and professional liability lines. The adjusted operating margin was 35.5 percent for the first quarter of 2004 compared with
35.0 percent for the same period last year.
     Joe Plumeri, Chairman and Chief Executive Officer said, "We continue the steadfast execution of our model - build a sales culture, grow revenues, maintain expense discipline, expand margins and enhance earnings. With 17 consecutive quarters of record results, we are accumulating a strong track record and continue to build the Company for success in all market environments."
     At March 31, 2004, total long-term debt was $300 million, down 40 percent from $499 million a year ago. During the quarter, the Company redeemed the outstanding $370 million 9 percent senior subordinated debt (with a related premium of $17 million pre tax, or $0.06 per share after tax), and drew down $300 million against the new $450 million bank credit facility and $150 million line of credit.
     Total stockholders' equity at the quarter end was approximately $1.3 billion, up 39 percent from a year ago. The capitalization ratio (total long-term debt to total long-term debt and stockholders' equity) declined to 18 percent at quarter-end March 31, 2004 compared to 34 percent a year ago. During the quarter, the Company repurchased 4 million shares ($148 million) and repaid $70 million of debt at the time of the redemption. There was approximately $93 million of immediately available cash at March 31, 2004, providing significant financial flexibility to support the cash needs of the Company.
     Effective January 1, 2004, Willis acquired the remaining 70 percent interest in Willis A/S, Denmark's largest insurance broker, with annualized revenues of approximately $50 million. Also during the quarter, the Company acquired reinsurance brokers in Denmark and Italy and received approval from the China Insurance Regulatory Commission to complete the purchase of a 50 percent equity stake in Shanghai Pudong Insurance Brokers Ltd.
     Plumeri concluded, "Willis is in great shape and we remain confident in our outlook for future growth. We reaffirm our long-term goal to grow adjusted net income per diluted share by 15 percent or better each year."

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 14,500 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

     This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

     This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information follows. We present such non-GAAP supplemental financial information as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company's operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company's consolidated statements of operations for the quarter ended March 31, 2004.


                          WILLIS GROUP HOLDINGS LIMITED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions, except per share data)
                                   (unaudited)



                                         Three months ended March 31,
                                      --------------------------------
                                             2004                2003
                                      --------------------------------
Revenues:
 Commissions and fees                       $ 648               $ 540
 Interest income                               17                  15
                                      --------------------------------
  Total Revenues                              665                 555
                                      --------------------------------
Expenses:
   General and administrative
    expenses (excluding non-cash
    compensation)                             417                 351
 Non-cash compensation -
  performance options (Note 1)                  2                   8
 Depreciation expense                          11                   9
 Amortization of intangible
  assets                                        1                   1
                                      --------------------------------
  Total Expenses                              431                 369
                                      --------------------------------
Operating Income                              234                 186
Interest expense                                5                  15
Premium on redemption of
 subordinated debt                             17                   -
                                      --------------------------------
Income before Income Taxes,
 Equity in Net Income of
 Associates and Minority
 Interest                                     212                 171
Income taxes                                   72                  61
                                      --------------------------------
Income before Equity in Net
 Income of Associates and
 Minority Interest                            140                 110
Equity in net income of
 associates                                    12                  10
Minority interest                              (4)                 (3)
                                      --------------------------------
Net Income                                  $ 148               $ 117
                                      ================================
Net Income per Share
 - Basic                                    $0.94               $0.79
 - Diluted                                  $0.87               $0.69
                                      ================================

Average Number of Shares
 Outstanding
 - Basic                                      158                 149
 - Diluted                                    170                 169
                                      ================================

     Note 1: Non-Cash Compensation - Performance Options

     The non-cash compensation charge recognizes performance-based stock options granted to management as part of the 1998 leveraged buyout arrangement for meeting or exceeding 2001 and 2002 targets. In accordance with GAAP, a quarterly charge is recognized, on a cumulative basis, calculated in accordance with the vesting schedule and the stock price at the end of the performance period, which ended on December 31, 2002 when the stock price was $28.67. On a cumulative basis at March 31, 2004, the Company has recognized $260 million, or approximately 96 percent of the total estimated charge. The remaining estimated charge of $12 million will be recognized quarterly through 2004 in accordance with the vesting schedule.


                          WILLIS GROUP HOLDINGS LIMITED
                       SUPPLEMENTAL FINANCIAL INFORMATION
                      (in millions, except per share data)
                                   (unaudited)

     Definitions of Non-GAAP Financial Measures:

     We believe that investors' understanding of the Company's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.
     Because the non-cash compensation charge for performance-based stock options was based on our stock price at the end of each quarter until December 31, 2002, changes in our stock price increased the volatility of our reported operating income and reported net income. We believe that excluding the non-cash compensation charge and the non-recurring subordinated debt redemption premium from these measures, along with the GAAP measures, provides a more complete, comparative analysis of our results of operations.

     Adjusted Operating Income:

     Adjusted operating income is defined as operating income excluding non-cash compensation for performance-based stock options and net gains or losses on disposals of operations. However, there were no gains or losses on disposals of operations in the first quarter of 2004 and 2003. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the quarters ended March 31, 2004 and 2003:


                                   Three months ended March 31,
                            ------------------------------------------
                                          2004          2003  % Change
                                       --------- ------------ --------

Operating Income, GAAP basis          $    234     $     186       26%

Excluding:
 Non-cash compensation -
  performance options                        2             8

                                      ---------- ------------ --------
Adjusted Operating Income             $    236     $     194       22%
                                      ========== ============

Operating Margin, GAAP
 basis, or Operating Income
 as a percentage of Total
 Revenues                                 35.2%         33.5%
                                       ========     =========

Adjusted Operating Margin,
 or Adjusted Operating
 Income as a percentage of
 Total Revenues                           35.5%         35.0%
                                       ========     =========

Adjusted Net Income:

     Adjusted net income is defined as net income excluding non-cash compensation for performance-based stock options, net gains or losses on disposals of operations and the non-recurring subordinated debt redemption premium. However, there were no gains or losses on disposals of operations in the first quarter of 2004 and 2003. Net income is the most directly comparable GAAP measure, and the following table reconciles adjusted net income to net income for the quarters ended March 31, 2004 and 2003:


                                                    Per Diluted Share
                        Three months ended March   Three months ended
                                   31,                  March 31,
                      -------------------------- ---------------------
                                            %                    %
                          2004    2003    Change   2004   2003 Change
                       -------- ------  -------- ------ ------ -------

Net Income, GAAP basis $   148 $   117     26%   $ 0.87 $ 0.69    26%

Excluding:
 Non-cash compensation-
  performance options,
   net of tax
    ($nil, $2)               2       6             0.01   0.04
 Non-recurring premium
  on redemption of
  subordinated debt,
  net of tax ($7)           10       -             0.06      -

                        ------- -------           ------ ------
Adjusted Net Income    $   160 $   123     30%   $ 0.94 $ 0.73    29%
                        ======= =======           ====== ======

Diluted shares
 outstanding, GAAP
 basis                     170     169
                        ======= =======


     Forward-Looking Information: Our stated goal is to grow adjusted net income per diluted share by 15 percent or better each year. The most directly comparable GAAP measure is net income per diluted share. We are not in a position to reconcile adjusted net income per diluted share to net income per diluted share for this forward-looking information. Historically, reconciling items have consisted of non-cash compensation for performance-based stock options, estimated at $12 million for the remainder of 2004; net gain or loss on disposal of operations; and the tax effects thereon. We are unable to provide estimates for future gains or losses on disposals.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Nicholas Jones, 44 20 7488-8190
             jonesnr@willis.com
             or
             Dan Prince, 212-837-0806
             prince_da@willis.com